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                                                                    Exhibit 99.1

FOR ADDITIONAL INFORMATION:

William Bendush, Vice President,
     Chief Financial Officer

(858) 450-9333
Debra Hart, Investor Relations Manager
(858) 535-4217


FOR IMMEDIATE RELEASE

September 1, 1999

APPLIED MICRO CIRCUITS CORPORATION ANNOUNCES STOCKHOLDER APPROVAL FOR TWO-FOR-ONE STOCK SPLIT

San Diego, CA,-September 1, 1999 - Applied Micro Circuits Corporation (AMCC) [Nasdaq: AMCC] today announced that its stockholders approved an increase in the Company's authorized shares of Common Stock from 60,000,000 shares to 180,000,000 shares. This approval was obtained at the Company's Special Meeting of Stockholders held today, September 1, 1999.

As a result, AMCC will effect its previously announced two-for-one stock split (in the form of a stock dividend), originally approved by its Board of Directors on August 3, 1999, subject to this stockholder approval. Stock certificates representing one additional share for each share held will be mailed on or about September 9, 1999 (payment date) to all stockholders of record at the close of business on September 2, 1999 (record date). Upon completion of the split, the number of shares of Common Stock outstanding will be approximately 53.8 million shares.

AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon solutions for the world's communications infrastructure. The Company utilizes a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer IC products for the wide area network markets that address the SONET/SDH and ATM transmission standards and for the fiber optic based portions of the local area network markets that address the Gigabit Ethernet and Fibre Channel transmission standards. AMCC's corporate headquarters and wafer fabrication facilities are located in San Diego, California. Sales and consulting engineering offices are located throughout the world.
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For further information regarding AMCC please visit our Web site at
http://www.amcc.com or call our shareholder information line at (888) 982-AMCC
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(2622).